Filed pursuant to Rule 424(b)(3)
SEC File No. 333-258223

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated October 5, 2021)

ironSource Ltd.

102,869,375 CLASS A ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form F-1, effective as of October 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-258223). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained on ironSource’s Report on Form 6-K furnished to the Securities and Exchange Commission on October 14, 2021, which is set forth below, other than information set forth under the subheading “Press Release” therein and Exhibit 99.1 attached thereto, which are explicitly not included in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A ordinary shares are listed on the New York Stock Exchange under the symbol “IS.” On October 13, 2021, the closing price for our Class A ordinary shares on the New York Stock Exchange was $11.09 per share.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 28 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2021

Commission file number: 001-40539

ironSource Ltd.

(Translation of registrant’s name into English)

121 Menachem Begin Street

Tel Aviv 6701203, Israel

+972-747990001

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                 Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

EXPLANATORY NOTE

Agreement and Plan of Merger

On October 14, 2021, a subsidary of ironSource Ltd. (the “Company”), a company organized under the laws of the State of Israel (NYSE: IS), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tapjoy Inc. (“Tapjoy”) pursuant to which, the Company will acquire all of the issued and outstanding shares and other securities of Tapjoy for an aggregate purchase price of approximately $400 million in cash, subject to customary purchase price adjustments at closing (the “Transaction”).

The Merger Agreement contains customary representations, warranties, covenants and indemnities. The closing of the Transaction is subject to the receipt of regulatory approvals and satisfaction of other customary closing conditions. The Transaction is expected to close either in the fourth quarter of 2021 or the first quarter of 2022.

Press Release

On October 14, 2021 the Company issued a press release, announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1. Presentation materials with regards to the Transaction are currently available on the “investor relations” section of the Company’s website at https://investors.is.com.

The information in this Report on Form 6-K, including in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise set forth herein or as shall be expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Forward-Looking Statements

This report includes various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, but are not limited to, statements regarding the expected timing and impact of the Transaction, the benefits and cost synergies of the Transaction, expected impacts to operating expenditures, ironSource’s business strategy and competitive position following the consummation of the Transactions as well as ironSource’s future prospects, business strategies and projections for future periods. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means for identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and there are risks that the predictions, forecasts, projections and other forward-looking statements will not be achieved. You should understand that a number of factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements such as the failure to consummate the Transaction; failure to satisfy closing conditions to the Transaction; failure to realize the synergies or benefits of the Transaction; and other important factors set forth under “Risk Factors” in the Company’s Registration Statement on Form F-1 (Registration No. 333-258223) originally filed with the Securities and Exchange Commission on July 28, 2021 and the Company’s other SEC filings. ironSource cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Other than as may be required by applicable laws, ironSource does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

EXHIBITS

Exhibit No.	Description

99.1	Press Release dated October 14, 2021*

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ironSource Ltd.

By:	/s/ Assaf Ben Ami
Name: Assaf Ben Ami
Title: Chief Financial Officer

Date: October 14, 2021

Exhibit 99.1

Press Release

ironSource to acquire mobile advertising and app monetization company Tapjoy

Acquisition is expected to strengthen ironSource’s platform offering for app developers, and is intended to further expand its customer base in games and apps beyond games

TEL AVIV, Israel, October 14th, 2021 – ironSource (NYSE: IS) (“ironSource” or the “Company”) a leading business platform for the App Economy, today announced that it entered into an agreement to acquire the mobile advertising and app monetization company Tapjoy, Inc. (“Tapjoy”).

The acquisition is expected to strengthen the ironSource platform offering for mobile app and game developers through several areas of synergy: ironSource customers will be able to generate more revenue with greater access to diversified advertiser demand, including through the Tapjoy marketplace. In addition, customers will benefit from complementary technology allowing app developers to enrich their in-game economies; and the acquisition is also intended to increase ironSource’s SDK footprint among both apps and games, growing the company’s scale in the market.

“Our platform-based approach to serving app developers means we’re able to plug in multiple strategic additions to our software platform to add more value for customers,” said Omer Kaplan, CRO and co-founder of ironSource. “This acquisition follows that strategy, ultimately allowing us to serve our customers in the most beneficial way possible, by growing our SDK footprint, improving our monetization capabilities, and positioning our platform as a deep and integral part of the in-app and in-game economy.”

“We are delighted to be joining ironSource, a leading business platform for app developers,” said Jeff Drobick, CEO of Tapjoy. “Tapjoy’s technology powers monetization, user acquisition, and customer research for some of the world’s largest brands and app developers, with our SDK integrated on approximately 66,000 apps reaching over 1.6 billion monthly active users. As the App Economy continues to grow, we believe that ironSource is the ideal partner to further leverage our products and expertise for continued growth.”

“ironSource has a long history of successful inorganic growth,” said Tomer Bar Zeev, CEO and co-founder of ironSource. “We plan to continue being acquisitive in the market to build out the only comprehensive, customer-centric business platform in the App Economy.”

ironSource will acquire Tapjoy for an aggregate purchase price of approximately $400 million, financed with cash from the balance sheet. Tapjoy experienced substantial revenue growth and is expected to generate approximately $81M in net revenues in calendar year 2021. Tapjoy is highly profitable and the transaction is accretive to ironSource in CY2022. The transaction is expected to close in Q421/Q122, subject to customary conditions including regulatory approvals. For more details, please visit ironSource’s investor relations site.

About ironSource

ironSource is a leading business platform for the App Economy. App developers use ironSource’s platform to turn their apps into successful, scalable businesses, leveraging a comprehensive set of software solutions which help them grow and engage users, monetize content, and analyze and optimize business performance to drive more overall growth. The ironSource platform also empowers telecom operators to create a richer device experience, incorporating relevant app and service recommendations to engage users throughout the lifecycle of the device. By providing a comprehensive business platform for the core constituents of the App Economy, ironSource allows customers to focus on what they do best, creating great apps and user experiences, while enabling their business expansion in the App Economy. For more information please visit www.is.com

Media contact:

Michal Chafets

michal.chafets@is.com

+972548300831

Olivia Davis

olivia.davis@fgh.com

+1646-918-4742

Investor Relations contact:

Daniel Amir

daniel.amir@is.com

+1415-726-5900

About Tapjoy

Tapjoy is a leading mobile advertising and app monetization company. Tapjoy’s platform empowers advertisers to connect with app users through value exchange advertising that drives awareness, engagement, and the metrics that matter most to their overall growth. Top, global app publishers trust Tapjoy’s platform to monetize their content, grow their audiences, and reward their users. Founded in 2007 and headquartered in San Francisco, Tapjoy is a global organization with offices in Santa Barbara, Boston, London, Beijing, Tokyo, and Seoul. For more information, visit www.tapjoy.com.

Media Contact:

Matt McAllister

Fluid Group

matt.mcallister@fluidprgroup.com

Tapjoy Contact:

Lauren Baca

Sr. Director of Marketing

lauren.baca@tapjoy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, but are not limited to, statements regarding the expected timing and impact of the transaction, the benefits and cost synergies of the transaction, expected impacts to operating expenditures, ironSource’s business strategy and competitive position following the consummation of the transactions as well as ironSource’s future prospects, business strategies and projections for future periods. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means for identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and there are risks that the predictions, forecasts, projections and other forward-looking statements will not be achieved. You should understand that a number of factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements, such as the failure to consummate the transaction; failure to satisfy closing conditions to the transaction; failure to realize the synergies or benefits of the transaction; and other important factors set forth under “Risk Factors” in the Company’s Registration Statement on Form F-1 (Registration No. 333-258223) originally filed with the Securities and Exchange Commission on July 28, 2021, and the Company’s other SEC filings. ironSource cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Other than as may be required by applicable laws, ironSource does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.